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                                                                  EXHIBIT 99.2




FOR IMMEDIATE RELEASE                           Contact: James H. Moss
---------------------                                    Chief Financial Officer
                                                         (717) 909-2247

                 WAYPOINT FINANCIAL DECLARES FINAL CASH DIVIDEND

Harrisburg, PA (December 22, 2004) The board of directors of Waypoint Financial Corp. (Nasdaq/NM:WYPT) today declared a final cash dividend of $.173 per share to shareholders of record as of January 10, 2005. The board made the announcement after Waypoint shareholders approved the company's merger with Sovereign Bancorp at a special meeting earlier today in Harrisburg. Waypoint Financial Corp. President and CEO David E. Zuern said the merger is expected to be completed January 21, 2005, and is subject to final approval from regulatory authorities.

The $.173 cash dividend will be paid on January 20, 2005 and is comprised of a regular $.14 cash dividend for the quarter ending December 31, 2004 and a $.033 cash dividend for the period of January 1, 2005 to January 21, 2005.

On March 9, 2004, Waypoint and Sovereign announced that they had reached a definitive agreement for Sovereign to acquire Waypoint in a transaction valued at approximately $980 million.

Waypoint Financial Corp. is a $5.4 billion bank holding company whose primary operating subsidiary is Waypoint Bank. Headquartered in Harrisburg, Pennsylvania, Waypoint Bank operates 58 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford, Frederick and Washington counties in Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 125,000 household and business customers.

NOTE ON FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Waypoint Financial's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Form 10-K for the most recently ended fiscal year.

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